Exhibit 99.1

Mawson Infrastructure Group Inc. Reports Fiscal Year 2024 Financial Results

136% Y/Y Revenue Growth in Digital Colocation Business

42% Y/Y Revenue Growth in Energy Management Business

35% Y/Y Increase in Overall Gross Profit

Expanded into Artificial Intelligence (AI) and High-Performance Computing (HPC) markets

MIDLAND, PA., March 28, 2025 — Mawson Infrastructure Group Inc. (NASDAQ: MIGI) (“Mawson” or “the Company”), a publicly-traded technology company focused on digital infrastructure platforms for artificial intelligence (AI), high-performance computing (HPC), and digital assets markets, today announced its financial and operational results for the year ended December 31, 2024.

Rahul Mewawalla, the Company’s CEO and President, commented, “We have led the Company through a journey of transformation through the year, and as a result, we are pleased to deliver both significant revenue and gross profit growth —136% Y/Y revenue growth in our digital colocation business and 42% Y/Y revenue growth in our energy management business. In addition, we increased our overall gross profit by 35% Y/Y. Moreover, we brought in several enterprise-grade customers and expanded our platform offerings into artificial intelligence and high-performance computing markets. I am incredibly proud of our organization’s strategic, operational, and financial execution as we successfully transformed Mawson into a multi-tenant digital infrastructure platform serving enterprise-grade customers, and with offerings and solutions across artificial intelligence, high-performance computing, digital assets and other computing markets.”

Key financial and operational highlights for the year ended December 31, 2024 include:

●	Digital colocation revenue increased 136% Y/Y to $38.5 million.

●	Energy management revenue increased 42% Y/Y to $7.6 million.

●	Overall revenue increased 36% Y/Y to $59.3 million.

●	Overall gross profit increased 35% Y/Y to $20.3 million.

●	Company generated positive cash flows from operations and was net cash flow positive at the end of 2024.

●	Operating hash rate[1] increased 31% Y/Y to 4.98 exahash per second (EH/s).

●	Expanded current operational capacity to 129 MW with an additional 24 MW under development, with our facilities being powered by 100% carbon-free energy.

●	Operating capacity expansion was funded entirely through cash from operations.

●	Grew digital colocation business to multiple enterprise-grade customers in 2024.

●	Expanded into artificial intelligence (AI) and high-performance computing (HPC) markets.

●	Strengthened management and technology team with hires bringing expertise from Apple, Amazon Web Services, Nokia, Yahoo, T-Mobile, and other technology companies.

Conferences and Events Update

Mawson has planned for its CEO and President, Rahul Mewawalla, and other members of the management team, to join the following upcoming conferences and events. Please contact IR@Mawsoninc.com for further information.

●	Google Cloud Next – April 9-11, 2025

●	AI and Big Data Expo – June 4-5, 2025

[1]	Operating hash rate is based on the total nameplate hash rate of the miners deployed at our facilities

About Mawson:

Mawson Infrastructure Group (NASDAQ: MIGI) is a technology company that offers digital infrastructure platforms for artificial intelligence (AI), high-performance computing (HPC) and digital assets. The Company’s digital infrastructure platforms can be used to operate computing resources for a number of applications, and are offered across artificial intelligence (AI), high-performance computing (HPC), digital assets, and other computing applications. Our innovation, technology, and operational expertise enables us to operate and optimize digital infrastructure to accelerate the digital economy. The Company has a strategy to prioritize the usage of carbon-free energy sources, including nuclear energy, to power its digital infrastructure platforms and computational machines.

The Company’s media interviews and videos are available at www.mawsoninc.com/video-interviews .. Articles and recent news related to the Company are available at www.mawsoninc.com/articles.

For more information, visit: https://www.mawsoninc.com

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Mawson cautions that statements in this press release that are not a description of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words referencing future events or circumstances such as “expect,” “intend,” “plan,” “anticipate,” “believe,” and “will,” among others. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon Mawson’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, the possibility of Mawson’s need and ability to raise additional capital, the development and acceptance of digital asset networks and digital assets and their protocols and software, the reduction in incentives to mine digital assets over time, the costs associated with digital asset mining, the volatility in the value and prices of digital assets, further or new regulation of digital assets and AI, the evolution of AI and HPC market and changing technologies, the slower than expected growth in demand for AI, HPC and other accelerated computing technologies than expected, the ability to timely implement and execute on AI and HPC digital infrastructure, and the ability to timely complete the digital infrastructure build-out in order to achieve its revenue expectations for the periods mentioned. More detailed information about the risks and uncertainties affecting Mawson is contained under the heading “Risk Factors” included in Mawson’s Annual Report on Form 10-K filed with the SEC on March 28, 2025, and in other filings Mawson has made and may make with the SEC in the future. One should not place undue reliance on these forward-looking statements, which speak only as of the date on which they were made. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Mawson undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as may be required by law.

For more information, visit us at https://www.mawsoninc.com

LinkedIn: https://www.linkedin.com/company/mawsoninc/

Twitter: Mawson (@Mawsoninc) / X (twitter.com)

Facebook: Mawson Inc | Pittsburgh PA | Facebook

YouTube: https://www.youtube.com/c/MawsonInc

Vimeo: https://vimeo.com/mawsoninc

Investor Contact:
Investor Relations Team
IR@mawsoninc.com

Partnerships Contact:
Partnerships Team
Partnerships@mawsoninc.com

Media and Press Contact:
Media Relations Team
mediarelations@mawsoninc.com

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